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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                                      CONTACT: Jerry M. Ray
                                                                    904/858-2707



            ST. JOE (NYSE: SJP) TO ACQUIRE PRUDENTIAL FLORIDA REALTY

    ST. JOE WOULD EXPAND REACH ACROSS FULL SPECTRUM OF REAL ESTATE SERVICES
WITH A MARKETING NETWORK POSITIONED TO GROW TO OTHER PARTS OF FLORIDA AND BEYOND


         JACKSONVILLE, FLORIDA - (April 15, 1998) - St. Joe Corporation (NYSE:
SJP) said today it reached an agreement in principle to acquire the assets of CMT Holdings, Ltd., doing business as Prudential Florida Realty, the largest real estate brokerage, sales and services company in Florida and the seventh largest in the United States.

         Included in the proposed transaction are title, mortgage and property management subsidiaries. Headquartered in Clearwater, Florida, Prudential Florida Realty has operated independently since September 1990 and originated in 1980 as Merrill Lynch Realty.

         Under the terms of the proposed agreement, St. Joe will buy certain business assets of CMT Holdings, Ltd., a Florida limited partnership, and pay a total of $90 million, of which $80 million will be paid at closing and $10 million will be deferred over a two-year period. The package could be increased by as much as an additional $10 million over time if certain performance targets are met. St. Joe will operate the acquired businesses as a wholly owned subsidiary.

         St. Joe chairman and chief executive officer, Peter S. Rummell, said Prudential Florida Realty will bring to St. Joe an established market presence throughout the southern two-thirds of Florida; a stable, experienced management team; and an outstanding network of more than 2,600 full-time real estate sales agents in more than 70 offices.

         "This proposed transaction will establish an immediate St. Joe presence in scores of Florida markets with Florida's finest real estate marketing and sales talent," said Rummell. "We are well positioned to extend and expand this network to other parts of Florida, and beyond to the Southeast, creating opportunities for significant growth."

         Last year, through a joint venture, St. Joe acquired a majority interest in Arvida, one of the nation's most respected master-planned community developers headquartered in Boca Raton, Florida. Arvida has managed more than 50 master-planned communities with more than 35,000 new homes.



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         Rummell emphasized the complementary strengths and expertise of St.
Joe, Arvida and Prudential Florida Realty. "By linking St. Joe's extensive financial strength and huge land holdings with the community development expertise of Arvida and the marketing reach of Prudential Florida Realty, we can meet our customers' needs across the entire real estate spectrum."

         In addition to the real estate brokerage operation, Prudential Florida Realty provides title and mortgage services through its Sunbelt Title Agency and Preferred Florida Mortgages subsidiaries. It has built international sales and relocation divisions to take advantage of growing migration of businesses and individuals to Florida.

         "Joining St. Joe is a tremendous growth opportunity for the entire Prudential Florida Realty family," Prudential Florida Realty chairman and chief executive officer Richard W. Cope said. "The real strength of Prudential Florida Realty is our exceptional branch managers, brokers and agents who make it all happen. This very talented team will now become a significant part of the dynamic real estate opportunities being created by St. Joe." Cope will remain the CEO of the new St. Joe subsidiary.

         The Prudential Florida Realty's gross revenues have risen steadily since the company became independent, growing from $71 million in 1991 to $139 million in 1997. Last year, the company participated in more than 29,000 transaction sides with a market value of more than $4.9 billion. "We see significant growth opportunities in real estate sales, relocation services, title services, mortgage services and entry into new markets," Cope said.

         The proposed transaction is subject to the execution of a definitive agreement and appropriate corporate, franchisor and governmental approvals. This proposed transaction does not involve any other real estate organization including other Prudential franchisees in Florida.

         The above discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, the company's actual performance may differ materially from that indicated or suggested by any forward-looking statement contained herein.

         St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and is engaged in the development of master-planned communities, commercial and industrial facilities, resorts and location-based entertainment. St. Joe also has interests in timber and transportation.

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